LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2012 AND JUNE 30, 2012 AND
FOR THE PERIOD FROM MAY 10, 2012 (INCEPTION) THROUGH JUNE 30, 2012,
FOR THE SIX MONTHS ENDED DECEMBER, 2012 AND
FOR THE PERIOD FROM MAY 10, 2012 (INCEPTION) THROUGH DECEMBER 31, 2012

Page
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Balance Sheets as of December 31, 2012 and June 30, 2012	F-38
Consolidated Statements of Operations for the period from May 10, 2012 (inception) to December 31, 2012, for the six months ended December 31, 2012 and for the period from May 10, 2012 (inception) to December 31, 2012	F-39
Consolidated Statement of Changes in Stockholders’ Equity for the period from May 10, 2012 (inception) to June 30, 2012 and for the six months ended December 31, 2012	F-40
Consolidated Statements of Cash Flows for the period from May 10, 2012 (inception) to December 31, 2012, for the six months ended December 31, 2012 and for the period from May 10, 2012 (inception) to December 31, 2012	F-41
Notes to Consolidated Financial Statements	F-42 – F-57

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Lexington Technology Group, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Lexington Technology Group, Inc. and Subsidiary (a development stage company) (the “Company”) as of December 31, 2012 and June 30, 2012 and the related consolidated statements of operations and cash flows for the period from May 10, 2012 (inception) through June 30, 2012, six months ended December 31, 2012 and period from May 10, 2012 (inception) through December 31, 2012 and consolidated statement of changes in stockholders’ equity for the period from May 10, 2012 (inception) through June 30, 2012 and six months ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted accounting standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lexington Technology Group, Inc. and Subsidiary (a development stage company) as of December 31, 2012 and June 30, 2012, and the results of its operations and its cash flows for the period from May 10, 2012 (inception) through June 30, 2012, six months ended December 31, 2012 and period from May 10, 2012 (inception) through December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

New York, New York
March 29, 2013

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
($ IN THOUSANDS)

	December 31, 2012	June 30, 2012
ASSETS
Current Assets:
Cash	$10,031	$3,627
Other assets	1	—
Investments at fair value	423	—
Intangible assets, net of accumulated amortization of $207 and 0, respectively	1,968	45
Total assets	$12,423	$3,672
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$213	$173
Patent liability	—	45
Senior notes payable – related parties, net of deferred debt discount of $848 and $1,164, respectively	2,590	2,461
Warrant liability	—	252
Total liabilities	2,803	2,931
Stockholders' Equity
Preferred stock – 29,000,000 shares authorized; par value $0.00001 per share.
Series A preferred stock – 27,225,000 shares authorized; par value $0.00001 per share; 17,913,727 and 0 shares issued and outstanding, respectively.	—	—
Common stock – 100,000,000 shares authorized; par value $0.00001 per share; 14,064,825 and 16,571,529 shares issued and outstanding, respectively	—	—
Additional paid-in capital	18,626	953
Deficit accumulated during the development stage	(9,006)	(212)
Total stockholders' equity	9,620	741
Total liabilities and stockholders' equity	$12,423	$3,672

The accompanying notes are an integral part of the condensed consolidated financial statements.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
($ IN THOUSANDS)

	Period from May 10, 2012 (inception) through June 30, 2012	Six months ended December 31, 2012	Period from May 10, 2012 (inception) through December 31, 2012
Operating expenses:
Compensation and benefits	$8	$743	$751
Legal and professional fees	165	1,486	1,651
General and administrative	—	161	161
Amortization	—	207	207
Loss from operations	173	2,597	2,770
Other expenses:
Interest	30	577	607
Unrealized loss on investment	—	300	300
Change in fair value of warrant liability	9	5,320	5,329
Total other expenses	39	6,197	6,236
Net loss	$(212)	$(8,794)	$(9,006)

The accompanying notes are an integral part of the condensed consolidated financial statements.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
($ IN THOUSANDS)

	Series A Preferred		Common		Additional paid-in capital	Deficit accumulated during development stage	Total stockholders' equity
	Share	Amount	Shares	Amount
Balance – May 10, 2012 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of shares of common stock for cash on May 16, 2012 at $0.00001	—	—	100	—	—	—	—
Issuance of shares of common stock in connection with May 10, 2012, senior note offering – closed on June 12, 2012 at a commitment date fair value of $0.057	—	—	16,571,429	—	953	—	953
Net loss						(212)	(212)
Balance – June 30, 2012	—	—	16,571,529	—	953	(212)	741
Exchange of 13,799,440 shares of common stock into series A preferred stock	13,799,440	—	(13,799,440)	—			—
Issuance of shares of common stock in connection with May 10, 2012, senior notes offering – closed on July 26, 2012 at a commitment date fair value of $0.057	—	—	3,428,571	—	195		195
Exercise of warrants for preferred and common stock on August 9, 2012 at $0.75 per share	4,114,287	—	3,387,713	—	5,625		5,625
Reclassification of warrant liability upon exercise of warrants					5,625		5,625
Issuance of shares of common stock for cash on August 16, 2012 at $1.50 per share, net of issuance cost of $381	—	—	3,651,316	—	5,086		5,086
Conversion of senior notes into shares of common stock at $1.50 per share	—	—	625,136	—	937		937
Stock based compensation – Restricted stock to employees	—	—	200,000	—	157		157
Stock based compensation – Stock options to employees					48		48
Net loss						(8,794)	(8,794)
Balance – December 31, 2012	17,913,727	$—	14,064,825	$—	$18,626	$(9,006)	$9,620

The accompanying notes are an integral part of the condensed consolidated financial statements.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ IN THOUSANDS)

	Period from May 10, 2012 (inception) through June 30, 2012	Six months ended December 31, 2012	Period from May 10, 2012 (inception) through December 31, 2012
Net loss	$(212)	$(8,794)	$(9,006)
Adjustment to reconcile net loss to net cash used in operating activities
Stock based compensation	—	205	205
Unrealized loss on investments	—	300	300
Amortization – intangibles	—	207	207
Accretion of note discount	30	564	594
Change in fair value of warrant liability	9	5,320	5,329
Changes in operating assets and liabilities
Increase in other assets	—	(1)	(1)
Increase in accounts payable and accrued expenses	173	40	213
Net cash used in operating activities	—	(2,159)	(2,159)
Cash flow used in investing activities
Investments	—	(723)	(723)
Acquisition of intangible assets	—	(2,175)	(2,175)
Cash flow used in investing activities	—	(2,898)	(2,898)
Cash flow from financing activities
Proceeds from issuance of senior notes and common shares to related parties on July 26, 2012 and on June 2012 private placement	3,627	750	4,377
Proceeds from exercise of warrants	—	5,625	5,625
Net proceeds from issuance of shares of common stock	—	5,086	5,086
Cash flow provided from financing activities	3,627	11,461	15,088
Net increase in cash	3,627	6,404	10,031
Cash at the beginning of the period	—	3,627	—
Cash at the end of the period	$3,627	$10,031	$10,031
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$—	$—	$—
Cash paid for interest	$—	$—	$—
Non-Cash investing and financing activities:
Liability – Patents	$45	$—	$45
Conversion of senior notes into shares of common stock	$—	$937	$937
Reclassification of warrant liability upon exercise of warrants	$—	$5,625	$5,625

The accompanying notes are an integral part of the condensed consolidated financial statements.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

Organization & Business Activities

Lexington Technology Group, Inc. (“LTG” or “the Company” or the “Parent”), was incorporated as a Delaware corporation on May 10, 2012 under the name Snip Inc. On September 10, 2012, Snip Inc. changed its name to Lexington Technology Group, Inc. LTG is a holding company that owns 100% of the membership interests of Bascom Research, LLC (“Bascom”). Bascom was incorporated in Virginia on June 6, 2012 under the name of Bascom Linking Intellectual Property, LLC, for the purpose of acquiring and/or developing patented technologies and intellectual property. On August 29, 2012, Bascom Linking Intellectual Property, LLC changed its name to Bascom Research, LLC. LTG and its wholly-owned subsidiary Bascom are herein collectively referred to as the “Company”.

LTG is a development stage company that has no revenues to date. LTG’s strategic objective is to maximize, for inventors and investors, the economic benefits of intellectual property assets. LTG’s business model is to leverage the extensive background and expertise of its management and advisors to acquire or internally develop patented technology or intellectual property assets (or interests therein), and to then monetize these assets for the benefit of its stockholders and the developers of the acquired technology through a variety of value-enhancing initiatives, including, but not limited to, investment in the development and commercialization of patented technologies, licensing, strategic partnerships and commercial litigation.

On October 1, 2012, the Company and Hudson Bay Master Fund Ltd. (as representative of Lexington’s stockholders solely for certain purposes) entered into an Agreement and Plan of Merger with Document Security Systems, Inc (“DSS”). Under the planned Merger (“Merger”), LTG will execute a merger with Document Security Systems and its wholly-owned subsidiary, DSSIP. LTG will survive the merger as a wholly-owned subsidiary of DSS, a publically traded company, while LTG shareholders will receive DSS equity as consideration. The merger has been approved both by the Board of Directors of DSS and the Board of Directors of LTG. The completion of the proposed merger is subject to a number of conditions, including but not necessarily limited to, the approval of the public company’s stockholders. There is no assurance that the proposed merger will actually be consummated.

Upon completion of the merger, each share of then-issued and outstanding LTG Common Stock and each share of then-issued and outstanding LTG Preferred Stock (other than shares of LTG common Stock and LTG preferred stock held in treasury or owned by DSS or any direct or indirect wholly owned subsidiary of DSS or LTG that will be canceled and retired at the Effective Time) will be automatically converted into (i) shares of DSS common stock, (ii) warrants, and (iii) a pro rata portion of 7,100,000 shares of DSS common stock to be held in (“Escrow Shares”) and, as applicable, shares of DSS preferred stock, determined by multiplying each of (x) 17,250,000 shares plus the number of Additional Shares (calculated by dividing any cash held by LTG in excess of $7,500,000 (up to $1,500,000) by $3.00) and exchanged shares (shares of DSS common stock issued in the private placement to LTG), if any, (y) 4,859,894 warrants, and (z) 7,100,000 shares by a fraction, the numerator of which shall be one and the denominator of which shall be the sum of (A) the number of shares of LTG common stock plus (B) the number of LTG preferred stock.

Immediately following the completion of the Merger, the former stockholders of LTG are expected to own approximately 51% of the outstanding common and preferred stock (if approved, or $.02 Warrants) of the combined company (on a fully-diluted basis including options and warrants without taking into effect the Beneficial Ownership Condition) and the current stockholders of DSS are expected to own approximately 49% of the outstanding common stock and preferred stock of the combined company. These calculations exclude DSS common stock held by LTG’s stockholders prior to the completion of the Merger. These percentages of ownership include the 7,100,000 shares held in escrow, which are eligible to be voted while in escrow.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS  – (continued)

Change in Year End

On December 31, 2012, LTG’s Board of Directors approved a change in the Company’s fiscal reporting year to a December 31st calendar year end from a June 30th fiscal year end. Accordingly, financial information presented in this report is as of and for the six months ended December 31, 2012.

NOTE 2 — LIQUIDITY AND MANAGEMENT’S BUSINESS PLANS

The business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The Company has cash of $10.0 million and net working capital of $7.7 million at December 31, 2012. The Company believes that it has enough liquidity to sustain operations through at least January 1, 2014. The Company’s cash and working capital amounts were derived from the proceeds of an initial financing transaction in which it raised aggregate proceeds of $4.3 million (Note 4) through the issuance of senior notes, common stock and common stock purchase warrants to founding stockholders, proceeds of $5.6 million from the exercise of warrants by the investors and net proceeds of $5.1 million from the private placement of shares of Company’s common stock. The Company’s net losses for the period of May 10, 2012 (inception) through June 30, 2012, for the six months ended December 31, 2012 and for the period of May 10, 2012 (inception) through December 31, 2012 were $0.2 million, $8.8 million and $9.0 million, respectively and the deficit accumulated by the Company since inception amounts to $9.0 million. During the six month period ended December 31, 2012, the Company used $2.1 million of its available funds to purchase patents and to invest in commercialization and licensing of the patents.

To license or otherwise monetize the patent assets LTG acquired from Thomas Bascom, LTG has commenced legal proceedings against five companies, including Facebook, Inc. and LinkedIn Corporation, pursuant to which LTG alleges that such companies infringe on one or more of LTG’s patents. (See Note 4) LTG’s viability is highly dependent on the outcome of this litigation, and there is a risk that LTG may be unable to achieve the results it desires from such litigation, which failure would harm LTG’s business to a great degree. In addition, the defendants in this litigation are much larger than LTG and have substantially more resources than LTG does, which could make LTG’s litigation efforts more difficult.

LTG anticipates that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, LTG may be forced to litigate against others to enforce or defend LTG’s intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which LTG is involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may have a great impact on the value of the patents and preclude LTG’s ability to derive licensing revenue from the patents, or any revenue.

Therefore, a negative outcome of any such litigation, or one or more claims contained within any such Litigation, could materially and adversely impact LTG’s business. Additionally, LTG anticipates that its legal fees and other expenses will be material and will negatively impact LTG’s financial condition and results of operations and may result in its inability to continue its business. LTG estimates that its legal fees over the next twelve months will be approximately $2,000,000. Expenses thereafter are dependent on the outcome of the litigation; in the event the case is appealed, legal fees over the course of the subsequent twelve months would be approximately $2,000,000. The costs of enforcing LTG’s patent rights may exceed its recoveries from such enforcement activities. In addition, the primary law firm being utilized by LTG for such litigation would be entitled to a certain percentage of any recoveries from the litigation or licensing of the patents. The inventor of the patents is likewise entitled to a percentage of such recoveries, as is IP Navigation Group, the intellectual property consulting firm engaged by LTG in connection with its efforts to acquire and monetize

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 2 — LIQUIDITY AND MANAGEMENT’S BUSINESS PLANS  – (continued)

this portfolio of patents. Accordingly, in order for LTG to generate a profit from its patent enforcement and monetization activities, the revenues from such enforcement and monetization activities must be high enough to offset both the cash outlays and the contingent fees payable from such revenues. LTG’s failure to monetize its patent assets would significantly harm its business.

LTG will receive between 60 to 65% of the total consideration (including cash payments, equity, assets, or any other form of consideration) received from any license, settlement, judgment or other award relating to the Bascom Research patents. For all consideration earned outside of litigation, LTG will receive 65% of the total consideration with the other 35% paid to three other parties (the “Monetization Partners”): (i) Kramer Levin Naftalis & Frankel, LLP (“Kramer Levin”), which firm is national counsel for Bascom Research; (ii) IP Navigation, LLC (“IP Navigation”), which is the monetization advisor for Bascom Research; and (iii) Thomas Bascom, the inventor of the Bascom Research patents. For all consideration earned within litigation but prior to the empanelment of a Jury, LTG will earn 60% of the total consideration with the other 40% paid to the Monetization Partners. For all consideration earned within litigation and after the empanelment of a jury, LTG will earn 65% of the total consideration with the other 35% paid to the Monetization Partners. Of such amounts to be paid to the Monetization Partners, LTG will pay 10% of the total consideration to Thomas Bascom pursuant to the Patent Purchase Agreement between LTG and Mr. Bascom and the remainder of such consideration shall be apportioned among Kramer Levin and IP Navigation, the service providers to LTG. LTG is not obligated to use IP Navigation with respect to any patent portfolio other than the Bascom Portfolio and LTG is free to not use IP Navigation’s services in connection with the Bascom Portfolio, provided, however, that IP Navigation will remain entitled to its share of the total consideration generated by the Bascom Portfolio unless IP Navigation materially breaches its agreement with LTG.

Under certain circumstances, if the Merger is terminated by either DSS or LTG, then DSS will pay to LTG a termination fee in cash equal to the sum of (i) $3,000,000 plus (ii) 5% of the consideration paid to all security holders of DSS in connection with a superior proposal in the same form as such consideration is paid to such security holders. In addition, under certain circumstances, if the Merger is terminated by LTG, then LTG will pay DSS a termination fee equal to $5,000,000.

NOTE 3 — SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of LTG and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers financial instruments with maturities of less than three months when purchased to be cash equivalents. There are no cash equivalents as of the balance sheet date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Key accounting estimates include the assumptions used to calculate the fair values of securities issued in the financing transaction.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 3 — SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES  – (continued)

Development Stage Reporting

The Company is a development stage enterprise as defined in Accounting Standards Codification (“ASC”) 915 “Development Stage Entities” (“ASC 915”). The Company is currently attempting to raise additional funds it would use to purchase intellectual properties and implement its operating plan. Accordingly, the Company has not yet commenced its fully planned operations. The Company is subject to all of the risks and uncertainties that are typical in the life-cycle stage of its business. There is no assurance that the Company will be successful in its efforts to commence its fully planned operations or that the commencement will actually result in the realization of its business objectives.

Intangible Assets

The Company accounts for purchases of intangible assets in accordance with the provisions of ASC 350 “Intangibles” (“ASC 350”) and ASC 360 “Fixed Assets” (“ASC 360”). The useful lives of intangible assets are determined at the date of purchase and are periodically evaluated for reasonableness. The assets will be tested for impairment at least annually, if determined to have an indefinite life, or whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable. Costs to investigate potential purchases of intangible assets will be treated as expense when incurred, until or unless the purchase of the respective assets will be deemed viable, after which time the costs to further investigate and purchase the assets will be capitalized. Subsequent to purchase, legal and associated costs incurred in prosecuting alleged infringements of the patents will be recognized as expense when incurred.

Concentrations of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash. At times, the Company’s cash balances may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. As of December 31, 2012, the Company had cash and cash equivalent balances of $10.0 million in excess of the federally insured limit of $250,000. All of the Company's cash in banks at December 31, 2012 was deposited in non-interest bearing checking accounts.

Common Stock Purchase Warrants

The Company accounts for the issuance of common stock purchase warrants issued in connection with capital financing transactions in accordance with the provisions of ASC 815 “Derivatives and Hedging” (“ASC 815”). The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement, or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company), or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company also classifies as liabilities, any contracts that contain variable settlement provisions that cannot be measured as explicit or implicit inputs in a standard option pricing model.

As more fully described in Note 4, the Company classified certain common stock purchase warrants that contain variable settlement provisions as liabilities in the accompanying consolidated balance sheet as of June 30, 2012. On August 1, 2012, the warrant holders elected to accelerate the expiration date of all the subscription warrants to August 9, 2012. On August 9, 2012, all the outstanding common stock purchase warrants were exercised and accordingly the fair value of such warrants on the date of exercise was classified to additional paid-in capital.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 3 — SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES  – (continued)

Fair Value Measurement

The Company adopted Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that requires the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying amounts reported in the balance sheet for cash, prepaid expenses, accounts payable, and accrued expenses approximate their estimated fair value based on the short-term maturity of these instruments. The carrying amount of the notes payable at December 31, 2012, approximate their respective fair value based on the Company’s incremental borrowing rate. As described in Note 5, the Company measured the fair value of the warrant liability using the Binomial Lattice option pricing model, which requires the use of significant assumptions. Accordingly, the warrant liability is classified in level 3 of the valuation hierarchy.

In addition, FASB ASC 825-10-25 “Fair Value Option” was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

The following table provides the assets and liabilities at fair value measured as of December 31, 2012 and June 30, 2012 (in thousands):

	Fair value measured at December 31, 2012
	Total carrying value at December 31, 2012	Quoted prices in active markets (Level 1)		Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash	$10,031		$10,031	$—		$—
Investment in Restricted common stk.	$423	$		$423	$

	Fair value measured at June 30, 2012
	Total carrying value at June 30, 2012	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash	$3,627	$3,627	$—	$—
Warrant liability	$252	$—	$—	$252

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 3 — SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES  – (continued)

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured using fair significant unobservable inputs (Level 3).

Balance – May 10, 2012 (inception)	$—
Warrant liability recognized on June 12, 2012	243
Change in fair value of warrant liability on June 30, 2012	9
Balance – June 30, 2012	252
Warrant liability recognized on July 26, 2012	53
Change in fair value of warrant liability on August 9, 2012	5320
Reclassification of warrant liability on August 9, 2012	(5,625)
Balance – December 31, 2012	$—

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized.

The Company accounts for uncertain tax positions in accordance with ASC 740, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a return. Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2012 and June 30, 2012. The Company does not expect any significant changes in the unrecognized tax benefits within twelve months of the reporting date.

Interest costs and penalties related to income taxes are classified as interest expense and selling, general and administrative costs, respectively, in the Company's consolidated financial statements. For the period from May 10, 2012 (inception) to December 31, 2012, the Company did not recognize any interest or penalties related to income taxes. The Company will file income tax returns in the U.S. federal jurisdiction and states in which it does business. These tax returns will be subject to examination by tax authorities for three years from the date the returns are filed.

Stock-Based Compensation

The Company measures its compensation cost for all stock-based awards at fair value on the date of grant, taking into account any post vesting selling restrictions, and recognizes the compensation expense over the requisite service period pursuant to the provisions of ASC Topic 718, Compensation — Stock Compensation. Expenses associated with such grants are generally recognized on a straight-line basis over the requisite service period, net of estimated forfeitures. Deferred stock based compensation costs with respect to shares of restricted stock and stock options granted are presented as part of additional paid in capital in the Consolidated Statement of Changes of Stockholders’ Equity.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a significant effect to the accompanying consolidated financial statements.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 3 — SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES  – (continued)

Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date these consolidated financial statements were issued, require potential adjustment to or disclosure in the consolidated financial statements and has concluded that no subsequent events have occurred except as described in Note 9 that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

NOTE 4 — INTANGIBLE ASSETS, NET

Purchase of Patents:  On June 20, 2012, Bascom entered in to a non-binding patent purchase agreement (“PPA”) with an unrelated individual to purchase certain patents and patent applications for a cash consideration of $2.1 million in cash plus a portion of any future cash compensation received by LTG in consideration for the sale, licensing and/or enforcement of the acquired patents, subject to certain conditions. In connection with such patent purchase agreement, LTG entered into a license agreement, dated as of July 9, 2012, with LinkSpace LLC (“LinkSpace”), a company controlled by Mr. Thomas Bascom, former President and Chief Technology Officer of LTG’s wholly-owned subsidiary, Bascom Research, pursuant to which LTG granted to LinkSpace a royalty-free, perpetual, non-exclusive (without the right to sublicense) worldwide license under the acquired patents relating to software, products or services designed, made, sold, offered for sale, imported or distributed by or for LinkSpace or LinkSpace’s affiliates and any integrated system that incorporates or includes a Licensed Product and in which system. The transaction was finalized on July 9, 2012. Amortization is provided using straight-line method over the estimated useful life of five years of the patents. Amortization expense for these patents and applications for the period ended May 10 2012 (inception) through June 30, 2012, for the six months ended December 31, 2012 and for the period ended May 10 2012 (inception) through December 31, 2012 was approximately $0, $0.2 million, and $0.2 million, respectively. Estimated amortization expense for each of the next five years through July 2016 is approximately $0.5 million.

The Company evaluated ASC 805 “Business Combinations” (“ASC 805”) guidance and determined that the acquisition of patents and patent applications is considered an asset acquisition as there were no productive inputs or processes that accompanied the patents for them to be used in conducting a business.

Purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require an intangible asset to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the intangible asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is to be determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. As of December 31, 2012 there were no events or changes in circumstances that indicate that the carrying amount of the intangible assets may not be recoverable.

NOTE 5 — FINANCING TRANSACTIONS

June 12, 2012 Financing Transaction

Pursuant to the sole directors’ consent on May 30, 2012, on June 12, 2012, the Company completed first closing of a financing transaction in which it raised $3.6 million of gross proceeds upon the issuance of senior notes (the “Notes”) with 16,571,429 shares of common stock (the “Shares”) at a fair value of approximately $0.057 per share and 6,214,286 common stock purchase warrants (the “Note Warrants”) with a fair value of $0.039 per warrant.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 5 — FINANCING TRANSACTIONS  – (continued)

The Notes bear interest at the rate of 0.28% per annum, payable once annually on a stated principal amount of $3.6 million. The Notes mature on June 12, 2014, at which time the Company is required to redeem them for a single balloon payment of the principal, $3.6 million, plus any unpaid interest. The Notes do not contain any financial statement covenants, however there are standard events of default. In the event of a default, which is not subsequently cured or waived, the interest rate would increase to a rate of 10% per annum. At the option of the note holders and upon notice, the entire unpaid principal balance together with all accrued interest thereon would be immediately due and payable. The note holders have the right to require the Company to redeem the Notes in the event of a change of control or in event of default at a redemption price, pursuant to a formula equal to the unpaid principal amount and any accrued and unpaid interest. As of the initial closing, a number of shares of common stock have been authorized and reserved for issuance which equals or exceeds 130% of the maximum number of shares of common stock issuable upon exercise of the Note Warrants without taking into account any limitation on the exercise of the Note Warrants. Pursuant to the note agreement, in the event the Company completes a subsequent financing transaction, the Company is obligated to deliver a notice of offer to redeem the principal amount of the Notes plus accrued and unpaid interest to the note holders. On August 16, 2012, the Company sold shares of common stock in a subsequent financing transaction. The note holders consented to waive the requirements for the Company to deliver such notice solely with this specific sale of common stock that occurred on August 16, 2012.

The Note Warrants are exercisable for a period of seven years from their date of issuance at an exercise price of $0.75 per share. The Note Warrants also feature full ratchet anti-dilution protection in the event that the Company issues equity or equity linked securities at issuance or exercise prices below the exercise price featured in the Note Warrants. The Company conducted a classification assessment of the Note Warrants in accordance with the applicable provisions of ASC 815. The Company determined that the Note Warrants are not indexed to the Company’s own stock and therefore require liability classification at fair value in the accompanying consolidated balance sheet. The Company allocated the proceeds received in this transaction in accordance with the applicable provisions of ASC 470 “Debt” (“ASC 470”). Accordingly, the Company allocated $1.0 million to the Shares by recording an increase to par value and additional paid-in-capital in stockholders equity, $0.2 million to the Note Warrants as a warrant liability and the remaining proceeds of $2.4 million to the Notes. The discount on the Notes, which amounts to $1.2 million on the date of the financing transaction, is being accreted over the term of the Notes to the contractual maturity amount of $3.6 million. Accretion is being recorded as a periodic increase to the Notes balance and component of interest expense in the accompanying consolidated statement of operations.

Management determined that the fair value of the June 12, 2012 Note Warrants amounted to approximately $243,000 and $252,000 on their date of issuance, and June 30, 2012, respectively. Change to the fair value of the Note Warrants of approximately $9,000 was recorded as a loss on change in fair value of warrant liability in the statement of operations for the period from May 10, 2012 (inception) to June 30, 2012.

On August 1, 2012, the warrant holders elected to accelerate the expiration date of all the subscription warrants to August 9, 2012. On August 9, 2012, all outstanding Note Warrants from the June 12, 2012 Financing Transaction were exercised for common stock. The exercise of the Note Warrants resulted in the reclassification of the associated Warrant Liability of approximately $4,661,000 (at fair value) as equity. The change to the fair value of the Note Warrants of approximately $4,409,000 was recorded as a loss on change in fair value of warrant liability in the statement of operations for the six month period ended December 31, 2012.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 5 — FINANCING TRANSACTIONS  – (continued)

The Company used the Binomial Lattice model to compute the fair value of the Note Warrants. The key assumptions used to calculate the fair values of the Note Warrants on the date of issuance, on June 30, 2012 and the exercise date of August 9, 2012 are as follows:

June 12, 2012 Note Warrant	Date of issuance June 12, 2012	Reporting date June 30, 2012	Exercise Date August 9, 2012
Market price of common stock	$0.057	$0.057	$1.50
Exercise price of Note Warrants	$0.75	$0.75	$0.75
Contractual term	7 years	6.95 years	0.00 years
Expected volatility	120%	124%	124%
Expected dividend yield	0%	0%	0%
Risk free interest rate	1.12%	1.11%	0.01%

The fair value of the Company’s common stock as of the commitment date of the financing transaction was based on sales of identical shares that the Company made to unrelated parties for cash at later dates. The Company, where appropriate, adjusted the selling price of the shares as of the date of issuance based on an analysis performed by management. The results of the analysis, which gives effect to intervening events that affected the price of the Company’s shares were assessed for reasonableness by comparing the proceeds allocated to each instrument in the transaction, to the discounted carrying value of the note and the resulting yield to maturity, which amounted to 20% per annum. The life of the Note Warrants is equal to the contractual life. The expected stock price volatility computed by management was determined by examining the historical volatilities of similar companies for a number of periods at least equal to the contractual term of the Note Warrants since the Company does not have any trading history for its common stock. The risk-free interest rate assumption is based on U.S. Treasury instruments whose term was consistent with the expected term of the Note Warrants. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

July 26, 2012 Financing Transaction

Pursuant to the sole director’s consent on May 30, 2012, the Company, on July 26, 2012, sold additional senior notes to a related party for $750,000 in face value bearing interest at the rate of 0.28% per annum and payable on June 12, 2014. The commitment date of this transaction is May 10, 2012. Simultaneously, on the same date, the Company issued 3,428,571 shares of common stock and warrants to acquire 1,285,714 shares of common stock at an exercise price of $0.75 per share with a life of seven years. The shares of the common stock (including the common stock underlying the warrants) are convertible into Series A Preferred Stock at the option of the holder in accordance with the exchange agreement in place as of July 16, 2012.

The warrants issued in connection with July 26, 2012 funds raised by issuing senior notes, are subject to full ratchet anti-dilution protection if the Company sells shares or share-indexed financing instruments at less than the $0.75 exercise price. The warrants issued in this financing arrangement did not meet the conditions for equity classification and are required to be classified as a derivative liability, at fair value using Binomial Lattice option-pricing model.

The proceeds from the notes payable will be allocated among the fair valuation of the warrants, shares of the common stock and the remaining balance to the notes payable in accordance with the provisions of ASC 470.

The Company conducted a classification assessment of the Note Warrants in accordance with the applicable provisions of ASC 815. The Company determined that the Note Warrants are not indexed to the Company’s own stock and therefore require liability classification at fair value in the accompanying consolidated balance sheet. The Company allocated the proceeds received in this transaction in accordance with the applicable provisions of ASC 470 “Debt” (“ASC 470”). Accordingly, the Company allocated

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 5 — FINANCING TRANSACTIONS  – (continued)

$0.2 million to the Shares by recording an increase to par value and additional paid-in-capital in stockholders equity, $0.1 million to the Note Warrants as a warrant liability and the remaining proceeds of $0.5 million to the Notes. The discount on the Notes, which amounts to $0.3 million on the date of the financing transaction, is being accreted over the term of the Notes to the contractual maturity amount of $0.8 million. Accretion is being recorded as a periodic increase to the Notes balance and component of interest expense in the accompanying consolidated statement of operations.

Management determined that the fair value of the July 26, 2012 Note Warrants amounted to approximately $53,000 on their date of issuance and approximately 964,000 on August 9, 2012. On August 1, 2012, the warrant holders elected to accelerate the expiration date of all the subscription warrants to August 9, 2012. On August 9, 2012, all outstanding Note Warrants from the July 26, 2012 Financing Transaction were exercised for common stock. The exercise of Note Warrants resulted in the reclassification of the associated Warrant Liability of approximately 964,000 (at fair value) as equity. The change to the fair value of the Note Warrants of approximately $911,000 was recorded as a loss on change in fair value of warrant liability in the statement of for the six months ended December 31, 2012.

The Company used the Binomial Lattice model to compute the fair value of the Note Warrants. The key assumptions used to calculate the fair values of the Note Warrants on the date of issuance and the exercise date of August 9, 2012 are as follows:

July 26, 2012 Note Warrant	Date of issuance July 26, 2012	Exercise date August 9, 2012
Market price of common stock	$0.057	$1.50
Exercise price of Note Warrants	$0.75	$0.75
Contractual term	7 years	0.00 years
Expected volatility	124%	124%
Expected dividend yield	0%	0%
Risk free interest rate	1.12%	0.1%

The fair value of the Company’s common stock as of the commitment date of the financing transaction was based on sales of identical shares that the Company made to unrelated parties for cash at later dates. The Company adjusted the selling price of the shares as of the date of issuance based on an analysis performed by management. The results of the analysis, which gives effect to intervening events that affected the price of the Company’s shares were assessed for reasonableness by comparing the proceeds allocated to each instrument in the transaction, to the discounted carrying value of the note and the resulting yield to maturity, which amounted to 20% per annum. The life of the Note Warrants is equal to the contractual life. The expected stock price volatility computed by management was determined by examining the historical volatilities of similar companies for a number of periods at least equal to the contractual term of the Note Warrants since the Company does not have any trading history for its common stock. The risk-free interest rate assumption is based on U.S. Treasury instruments whose term was consistent with the expected term of the Note Warrants. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

Note Debt Discount and Interest

Contractual interest expense on the Notes was immaterial for the period of May 10, 2012 (inception) through December 31, 2012. Accretion recorded as a component of interest expense amounted to $0.6 million for the period of May 10, 2012 (inception) through December 31, 2012 and $0.6 million for the six months ended December 31, 2012. During the six months ended December 31, 2012, the Company converted approximately $937,000 of senior notes into 625,136 shares of the Company’s common stock at $1.50 per share (see Note 6). Due to conversion of senior notes, the Company proportionately accelerated accretion of the discount and recorded it as interest expense. The remaining note discount of approximately $0.8 million will be accreted through the contractual term of the senior notes.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 6 — CAPITAL STRUCTURE AND STOCKHOLDERS’ DEFICIENCY

Preferred Stock

On July 13, 2012 the Company filed a Certificate of Designation with the Secretary of State of Delaware to authorize the issuance of up to 29,000,000 shares (27,225,000 authorized for Series A) of preferred stock, par value $0.0001 which have been designated as Series A Preferred Stock with such rights and preferences designated in the Company’s Certificate of Designation (the “Series A Preferred Stock”). In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, and after provision for payment of all debts and liabilities of the Company in accordance with the Delaware General Corporation Law, any remaining assets of the Company shall be distributed pro rata to the holders of common stock and the holders of Series A Preferred Stock as if the Series A Preferred Stock had been converted into shares of common stock.

On July 16, 2012, the Company entered into an exchange agreement whereby the Company offered to all of its stockholders a right to exchange up to 99% of their shares of common stock for the same number of shares of Series A Preferred Stock, $0.0001 par value and gave the holders of its warrants the right to elect to exchange the common stock underlying such warrants for Series A Preferred Stock. On the same date common stock holders exchanged 13,799,440 shares of $0.0001 par value common stock into 13,799,440 shares of Series A Preferred Stock with a par value of $0.0001 per share. The exchange did not have any impact on the Company’s consolidated financial statements as the benefit of exchanging the common for the preferred is nominal.

The holders of Series A Preferred Stock will be entitled to vote together with the holders of the common stock and as a single class on all matters submitted for a vote of holders of common stock. When voting together with the holders of common stock, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as will equal the number of shares of common stock into which each share of such Series A Preferred Stock is then convertible. In the event of any liquidation, dissolution, or winding up of the Company and after provision for payment of all debts and liabilities of the Company, any remaining assets of the Company shall be distributed pro rata to the holders of common stock and the holders of Series A Preferred Stock as if the Series A Preferred Stock had been converted into shares of common stock.

Common Stock

The authorized common stock of the Company consists of 100,000,000 shares of common stock with par value of $0.0001.

The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights of the holders of the preferred stock of any series. The holders of common stock are entitled to one vote for each share held at all the meetings of stockholders. Upon the dissolution or liquidation of the Company, holders of common stock will be entitled to receive ratably all the assets of the Company available for distribution, subject to any preferential rights of any then outstanding preferred stock.

On August 9, 2012 all 7,500,000 outstanding Note Warrants (see Note 5) were exercised at a price of $0.75 each for a total of $5,625,000. The Company issued 4,114,287 shares of Series A Preferred Stock and 3,385,713 shares of common stock upon the exercise of warrants.

On August 16, 2012, the Company sold 3,651,316 shares of common stock in a private placement to certain investors for $1.50 per share for gross proceeds of approximately $5,477,000 before selling commissions of approximately $381,000.

During the three months ended December 31, 2012, the Company converted $937,000 of notes into 625,136 common shares at a conversion price of $1.50 per share.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 7 — INVESTMENTS

Concurrently with the execution of the Merger Agreement, on October 1, 2012, DSS entered into subscription agreements with certain accredited investors, pursuant to which DSS agreed to issue and sell to such investors in a private placement an aggregate of 833,651 shares of its common stock, at a purchase price of $3.30 per share, for an aggregate purchase price of $2,751,048 (the “Private Placement”). The Private Placement was completed on October 1, 2012. LTG participated in the private placement and purchased an aggregate of 218,675 shares of DSS common stock, at a purchase price of $3.30 per share, for an aggregate purchase price of $0.7 million.

LTG elected to adopt the fair value option because the investment in DSS is a recognized financial asset. LTG recorded this investment at fair value with the change in fair value recorded through earnings. From October 1, 2012 through December 31, 2012, the Company recorded a $0.3 million unrealized loss.

NOTE 8 — STOCK BASED COMPENSATION

On November 20, 2012 LTG granted 200,000 shares of restricted common stock, of which 100,000 shares vested immediately and 100,000 shares vest in February 2013. LTG also granted on November 20, 2012 non-statutory options to purchase up to 3,600,000 shares of its common stock, at an exercise price of $1.67 per share and a contractual term of ten years.

The Company recorded stock-based compensation of $0.2 million for the six month periods ended December 31, 2012. The unamortized deferred stock-based compensation balance as of December 31, 2012 was $2.3 million and will be fully amortized through 2015.

The Company estimates the fair value of stock option grants using a Black-Scholes option pricing model. In applying this model, the Company uses the following assumptions:

•	Risk-Free Interest Rate: The Company determined the risk-free interest rate equivalent to the expected term based on the U.S. Treasury constant maturity rate.
•	Expected Volatility: The Company determined its future stock price volatility based on the average historical stock price volatility of comparable peer companies.
•	Expected Term: Due to the limited exercise history of the Company’s stock options, the Company determined the expected term based on the stratification of employee groups and the expected effect of events that have indications on future exercise activity. Expected life for options granted to employees uses the Simplified Method, while option granted to non-employees uses an expected term equal to the life of the contract.
•	Expected Dividend Rate: The Company has not paid and does not anticipate paying any cash dividends in the near future.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 8 — STOCK BASED COMPENSATION  – (continued)

The fair value of each option award was estimated on the grant date using the Black Scholes option-pricing model and expensed under the straight line method. The following assumptions were used:

2012
Exercise price	$1.67
Expected stock price volatility	77%
Risk free rate of interest	0.05%
Expected life of options	6.5 years

A summary of stock options outstanding as of June 30, 2012 is as follows:

Stock Options	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at June 30, 2012	—	$—	$—	—	$—
Issuance of stock options	3,600,000	1.67	1.28	3 years	$—
Outstanding at December 31, 2012	3,600,000	$1.67	$1.28	3 years	$—

The following tables detail the activity of restricted stock:

Restricted Stock

	Shares		Weighted Average Grant Date Fair Value
	Future Service Required	No Future Service Required	Future Service Required	No Future Service Required
Balance at June 30, 2012	—	—	$—	$—
Granted	100,000	100,000	1.08	1.08
Balance at December 31, 2012	100,000	100,000	$1.08	$1.08

NOTE 9 — INCOME TAXES

The income tax provision (benefit) consists of the following (in thousands):

Year Ended

	December 31, 2012	June 30, 2012
Federal
Current	$0	$0
Deferred	(3,055)	(69)
State and Local
Current	0	0
Deferred	(449)	(10)
Change in valuation allowance	3,505	79
Income tax provision (benefit)	$—	$—

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 9 — INCOME TAXES  – (continued)

The Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following (in thousands):

Year Ended

	December 31, 2012	June 30, 2012
Deferred tax assets
Stock based compensation	81	—
Unrealized loss on Investments	165	—
Intangible asset amortization	24
Net operating loss carryovers	$3,235	$79
Total deferred tax assets	3,505	79
Valuation allowance	(3,505)	(79)
Deferred tax asset, net of valuation allowance	$—	$—

As of December 31, 2012 and June 30, 2012, the Company had federal and state net operating loss carryovers of approximately $2.2 million and $0.02 million, which expire in 2033. The net operating loss carryover may be subject to limitation under Internal Revenue Code section 382, should there be a greater than 50% ownership change as determined under the regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. The Company has determined that, based on objective evidence currently available, it is more likely than not that the deferred tax assets will be realized in future periods. Accordingly, the Company has provided a valuation allowance for the full amount of the deferred tax assets at December 31, 2012. As of December 31, 2012 and June 30, 2012, the change in valuation allowance is $1.0 million and $0.01 million, respectively.

The expected tax expense (benefit) based on the U.S. federal statutory rate is reconciled with actual tax expense (benefit) as follows:

December 31, 2012
Statutory federal income tax rate	-34%
State taxes, net of federal tax benefit	-5%
Change in valuation allowance	39%
Income tax provision (benefit)	0%

NOTE 10 — COMMITMENTS

Peter Hardigan Employment Agreement

On November 20, 2012, LTG entered into an amended employment agreement with Peter Hardigan (the “Amended Hardigan Agreement”). The Amended Hardigan Agreement expressly supersedes the terms of the previous employment agreement, dated August 7, 2012, between LTG and Mr. Hardigan. The Amended Hardigan Agreement has an initial term of one year, commencing on August 1, 2012, and is automatically renewable for additional consecutive one year terms, unless at least ninety days written notice is given by either LTG or Mr. Hardigan prior to the commencement of the next renewal term. The Amended Hardigan Agreement provides for an annual base salary of $250,000, effective August 1, 2012 and an annual discretionary bonus based upon Mr. Hardigan’s and LTG’s achievement of annual performance objectives, as determined by the board of directors.

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 10 — COMMITMENTS  – (continued)

Upon commencement of the Amended Hardigan Agreement, LTG will grant to Mr. Hardigan 100,000 shares of its common stock, vesting immediately. LTG will also grant to Mr. Hardigan a non-statutory option to purchase up to 1,800,000 shares of its common stock, at an exercise price of $1.67 per share. One half of the option shall vest in 12 equal quarterly tranches, with the first tranche having vested as of November 15, 2012, and the remaining tranches vesting on each of February 15, May 15, August 15, and November 15 thereafter through August 15, 2015. Vesting of the remaining one half of the option shall not commence unless and until the Merger is completed. Following the completion of the Merger, the remaining one half of the options shall vest in 12 equal tranches, with a tranche to vest on the last day of each calendar quarter commencing on the last day of the calendar quarter in which the Merger is completed. The Amended Hardigan Agreement also provides for Mr. Hardigan’s participation in all benefit programs LTG establishes and makes available to its executive employees, and for reimbursement to Mr. Hardigan for reasonable travel, entertainment, mileage and other business expenses.

The Amended Hardigan Agreement is terminable by LTG for cause or upon thirty days prior written notice without cause, and terminable at Mr. Hardigan’s election upon thirty days prior written notice. If LTG terminates Mr. Hardigan without cause, then LTG will pay Mr. Hardigan: (i) a lump sum amount equal to his base salary for the balance of the then-remaining term of the Amended Hardigan Agreement, but no less than six months’ base salary, (ii) LTG’s share of the cost of health insurance coverage pursuant to COBRA for the then-remaining term of the Amended Hardigan Agreement and (iii) reimbursement of business expenses incurred by Mr. Hardigan prior to termination. The Amended Hardigan Agreement also includes certain confidentiality, non-compete and non-solicitation provisions effective for a period of twelve months following the termination of Mr. Hardigan’s employment with LTG.

Jeffrey Ronaldi Employment Agreement

On November 20, 2012, LTG entered into an employment agreement with Jeffrey Ronaldi, LTG’s Chief Executive Officer (the “Ronaldi Agreement”). The Ronaldi Agreement has an initial term of three years, commencing on November 9, 2012, and is automatically renewable for additional consecutive one year terms, unless at least ninety days written notice is given by either LTG or Mr. Ronaldi prior to the commencement of the next renewal term. The Ronaldi Agreement provides for an annual base salary of $350,000, effective November 9, 2012 and an annual discretionary bonus based upon Mr. Ronaldi’s and LTG’s achievement of annual performance objectives, as determined by the board of directors.

Upon commencement of the Ronaldi Agreement, LTG will grant to Mr. Ronaldi 100,000 shares of its common stock, vesting immediately. LTG will also grant to Mr. Ronaldi a non-statutory option to purchase up to 1,800,000 shares of its common stock, at an exercise price of $1.67 per share. One half of the option shall vest in 12 equal quarterly tranches, beginning February 15, 2013 and on each May 15, August 15, November 15 and February 15 thereafter through November 15, 2015. Vesting of the remaining one half of the option shall not commence unless and until the Merger is completed. Following the completion of the Merger, the remaining one half of the options shall vest in 12 equal tranches, with a tranche to vest on the last day of each calendar quarter commencing on the last day of the calendar quarter in which the Merger is completed. The Ronaldi Agreement also provides for Mr. Ronaldi’s participation in all benefit programs LTG establishes and makes available to its executive employees, and for reimbursement to Mr. Ronaldi for reasonable travel, entertainment, mileage and other business expenses. The Ronaldi Agreement is terminable by LTG for cause or upon thirty days prior written notice without cause, and terminable at Mr. Ronaldi’s election upon thirty days prior written notice. If LTG terminates Mr. Ronaldi without cause, then LTG will pay Mr. Ronaldi: (i) a lump sum amount equal to his base salary for the balance of the then-remaining term of the Ronaldi Agreement, but no less than six months’ base salary (ii) LTG’s share of the cost of health insurance coverage pursuant to COBRA for the then-remaining term of the Ronaldi Agreement and (iii) reimbursement of business expenses incurred by Mr. Ronaldi prior to termination. The Ronaldi Agreement

LEXINGTON TECHNOLOGY GROUP, INC. AND SUBSIDIARY
(A Development Stage Company)

Notes to Consolidated Financial Statements

NOTE 10 — COMMITMENTS  – (continued)

also includes certain confidentiality, non-compete and non-solicitation provisions effective for a period of twelve months following the termination of Mr. Ronaldi’s employment with LTG.

NOTE 11 — SUBSEQUENT EVENTS

Rights Offering

On February 1, 2013, the Company completed the sale of 4,285,718 shares of its common stock at a purchase price of $0.35 per share to certain of its existing stockholders who elected to participate in an offering conducted by the Company to all of its existing stockholder for aggregate gross proceeds of approximately $1.5 million.

Repayment of Debt

In February 2013, the Company repaid the outstanding balance of senior notes and accrued interest totally $3.4 million.

Investment

In March 2013, Lexington made a strategic investment in VirtualAgility, a developer of programming platforms that facilitate the creation of business applications without programming or coding. The investment by Lexington involves a non-recourse note against the proceeds derived from the patent portfolio owned by VirtualAgility, plus an equity stake of  1/8 of 7% of the outstanding common stock of VirtualAgility, for $250,000 cash, plus options to make seven additional quarterly investments of $250,000 apiece, for a total investment of up to $2 million cash. If LTG exercised all of such options, it would have invested an aggregate of $2 million and, based on the current capitalization of VirtualAgility, would own approximately 7% of the outstanding common stock of VirtualAgility.